Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND

FISCAL YEAR 2014 OPERATING RESULTS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 8, 2014 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year ended August 31, 2014, and its September sales results for the five weeks ended October 5, 2014.

Net sales for the fourth quarter were $34.75 billion, an increase of nine percent from $31.77 billion in fiscal 2013. Net sales for the fiscal year were $110.21 billion, an increase of seven percent from $102.87 billion last year.

Comparable sales were as follows:

	16 Weeks	52 Weeks
U.S.	6%	5%
International	6%	3%

Total Company	6%	4%

Comparable sales for these periods, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

	16 Weeks	52 Weeks
U.S.	6%	5%
International	8%	7%

Total Company	7%	6%

Net income for the fourth quarter was $697 million, or $1.58 per diluted share, compared to $617 million, or $1.40 per diluted share, last year. Net income for the fiscal year was $2.06 billion, or $4.65 per diluted share, compared to $2.04 billion, or $4.63 per diluted share, in fiscal year 2013. Net income last year was positively impacted by a $62 million ($.14 per diluted share) tax benefit in connection with the portion of the special cash dividend paid in December 2012 to the Company 401(k) plan participants.

For the five-week reporting month of September, ended October 5, 2014, the Company reported net sales of $10.57 billion, an increase of seven percent from $9.86 billion during the similar five-week period last year.

Comparable sales for the five-week period ended October 5, 2014, were as follows:

5 Weeks
U.S.	5%
International	2%

Total Company	4%

Comparable sales for the five-week period, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

5 Weeks
U.S.	6%
International	6%

Total Company	6%

Costco currently operates 664 warehouses, including 469 in the United States and Puerto Rico, 88 in Canada, 33 in Mexico, 26 in the United Kingdom, 20 in Japan, 11 in Korea, 10 in Taiwan, six in Australia and one in Spain. The Company plans to open up to an additional eight new warehouses (including one relocation) before the end of calendar year 2014. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these fiscal 2014 fourth quarter and year-end operating results and September sales is scheduled for 8:00 a.m. (PT) today, October 8, 2014, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, amounts expected to be spent on expansion plans, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended August 31, 2014	16 Weeks Ended September 1, 2013	52 Weeks Ended August 31, 2014	52 Weeks Ended September 1, 2013
REVENUE
Net sales	$34,755	$31,771	$110,212	$102,870
Membership fees	768	716	2,428	2,286

Total revenue	35,523	32,487	112,640	105,156
OPERATING EXPENSES
Merchandise costs	31,037	28,418	98,458	91,948
Selling, general and administrative	3,380	3,098	10,899	10,104
Preopening expenses	15	17	63	51

Operating income	1,091	954	3,220	3,053
OTHER INCOME (EXPENSE)
Interest expense	(35)	(36)	(113)	(99)
Interest income and other, net	30	36	90	97

INCOME BEFORE INCOME TAXES	1,086	954	3,197	3,051
Provision for income taxes	381	332	1,109	990

Net income including noncontrolling interests	705	622	2,088	2,061
Net income attributable to noncontrolling interests	(8)	(5)	(30)	(22)

NET INCOME ATTRIBUTABLE TO COSTCO	$697	$617	$2,058	$2,039

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.59	$1.41	$4.69	$4.68

Diluted	$1.58	$1.40	$4.65	$4.63

Shares used in calculation (000’s)
Basic	437,875	436,752	438,693	435,741
Diluted	441,887	441,907	442,485	440,512

Cash dividends declared per common share	$0.355	$0.31	$1.33	$8.17

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	August 31, 2014	September 1, 2013
ASSETS
Cash and cash equivalents	$5,738	$4,644
Short-term investments	1,577	1,480
Receivables, net	1,148	1,201
Merchandise inventories	8,456	7,894
Deferred income taxes and other current assets	669	621

Total current assets	17,588	15,840
Property and equipment, net	14,830	13,881
Other assets	606	562

TOTAL ASSETS	$33,024	$30,283

LIABILITIES AND EQUITY
Accounts payable	$8,491	$7,872
Accrued salaries and benefits	2,231	2,037
Deferred membership fees	1,254	1,167
Other current liabilities	2,436	2,181

Total current liabilities	14,412	13,257
Long-term debt, excluding current portion	5,093	4,998
Deferred income taxes and other liabilities	1,004	1,016

Total liabilities	20,509	19,271

Total Costco stockholders’ equity	12,303	10,833
Noncontrolling interests	212	179

Total equity	12,515	11,012

TOTAL LIABILITIES AND EQUITY	$33,024	$30,283

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